Exhibit 99.1

Zedge Accelerates DataSeeds.AI Strategy with $7.5 Million Insider
Investment and Appointment of Morris Berger as CEO

Vice Chairman Howard Jonas to materially increase investment and become more actively involved in supporting DataSeeds growth

Morris Berger, current CEO of Zeno Media and former CEO of IDT Entertainment, to join Zedge as CEO effective October 1

Company’s goal is to accelerate DataSeeds.AI’s growth and build it into a core business

New York, NY – August 31, 2026: Zedge, Inc. (NYSE AMERICAN: ZDGE), $ZDGE, a company that builds and operates creator communities serving 20 million monthly active users, today announced a significant expansion of its DataSeeds.AI (“DataSeeds”) strategy, supported by an approximately $7.5 million direct investment led by Vice Chairman Howard Jonas and the appointment of Morris Berger as Chief Executive Officer effective October 1, 2026. The Company’s goal is to accelerate DataSeeds’ growth and build it into a core business by expanding its team, capabilities and reach across the AI data value chain.

Howard Jonas, Vice Chairman of Zedge, commented:

“Jonathan and the team identified the opportunity in AI data, built DataSeeds around assets and capabilities already inside Zedge and got the business off the ground, establishing early commercial validation. What they have built, combined with the opportunity they see to expand DataSeeds into additional parts of the AI data workflow, has materially increased my conviction in the opportunity in front of Zedge and led me to become more actively involved.

“Morris and I have worked together before, so I know his ability to build businesses, recruit talented people and teams and execute. I intend to work closely with Mishi, Morris, Jonathan and the team as we build out DataSeeds and pursue the broader opportunity in front of us. My increased investment reflects my confidence in what we can build.”

Michael “Mishi” Jonas, Chairman of Zedge, added:

“AI models are only as good as the data used to train and improve them. As these models become more sophisticated and move into more real-world applications, their data requirements are becoming larger, more specialized and more complex. DataSeeds is already building capabilities around custom data collection, production, compliance and quality control, and I believe that gives Zedge an opportunity to address several important parts of that workflow and make DataSeeds a meaningful growth driver.

AI’s Growing Need for Specialized Data

AI developers increasingly require larger, recurring volumes of data to train, fine-tune, and evaluate models. As AI continues to expand into computer vision, autonomous systems and robotics, demand is increasing for specialized image, video, audio and other multimodal data.

Grand View Research estimates that the global AI training dataset market will grow from approximately $3.9 billion in 2026 to $16.3 billion by 2033, representing a 22.6% compound annual growth rate. It estimates that image and video data represented roughly 42% of the market in 2025, making it the largest category.

DataSeeds was built to address demand for high-quality, rights-cleared data that can be created and delivered to specific customer requirements. In fiscal 2026, DataSeeds fulfilled its first six-figure order for an existing customer, a leading global technology company whose products are widely used by creative professionals and enterprises.

How DataSeeds Is Expanding

The business initially leveraged Zedge’s creator communities and content assets and has since evolved toward managed data creation based on customer specifications. Depending on the requirements of a project, DataSeeds can source and create content through multiple channels, including Zedge’s creator communities, mission-focused mobile applications and websites built around individual customer briefs, and the DataSeeds Production Cloud. The mission-focused applications guide contributors through specific collection requirements while integrating onboarding, documentation and consent, contributor engagement and payments into the workflow.

For projects requiring professional production capabilities, the DataSeeds Production Cloud provides access to a managed network of photographers, videographers, graphic artists and other production partners. This gives DataSeeds specialized production capabilities without requiring it to own the underlying infrastructure.

DataSeeds has also developed technology around the production process, including metadata enrichment, compliance validation and specification-driven quality assurance from the initial customer brief through final delivery. This helps ensure the data meets precise technical, legal and formatting requirements.

Zedge is now evaluating opportunities to expand DataSeeds into additional parts of the AI data workflow, including model evaluations and specialized multimodal datasets. For example, DataSeeds recently signed its first deal for model evaluations. Another area under evaluation is egocentric data, including narrated and annotated first-person video that can help train AI systems to understand human actions, objects and interactions with physical environments.

The Company believes these expanded capabilities can move DataSeeds further up the value chain, from supplying training data to providing a broader range of data services to AI developers and enterprises deploying AI.

Morris Berger to Become Chief Executive Officer

Berger will become Chief Executive Officer of Zedge effective October 1, 2026. He currently serves as CEO of Zeno Media, a global streaming audio and advertising technology company.

Earlier in his career, Berger was named CEO of IDT Entertainment when the business was formed in 2003. Under Berger and the broader IDT leadership team, IDT Entertainment grew from a startup into a vertically integrated global entertainment company with production, distribution and licensing operations. Liberty Media acquired IDT Entertainment in 2006 and combined it with Starz Entertainment Group in a transaction valued at approximately $500 million.

Berger also identified Zedge as a target for IDT’s initial investment, and he served as CEO of Zedge early in the Company’s history, when Zedge was a substantially smaller, web-based business controlled by IDT.

Berger commented:

“DataSeeds is operating in a market that is moving quickly and where customer requirements are becoming more complex. The opportunity now is to build the team, customer relationships and technical capabilities needed to scale DataSeeds into a much larger business.

“The Zedge team, led by Mishi and Jonathan, has built a strong foundation for DataSeeds. We have a large creator community, experience building technology that can mobilize users at scale, the DataSeeds Production Cloud and a growing understanding of what sophisticated AI customers need. I look forward to working with Mishi, Howard, Jonathan and the team to build on that foundation.”

Jonathan Reich will continue serving as Zedge’s CEO through September 30, 2026, and will transition to President and Chief Operating Officer following Berger’s appointment as CEO on October 1, 2026. Reich has led the development and launch of DataSeeds, the creation of Zedge’s product innovation strategy and the continued growth and evolution of the Zedge Marketplace.

Reich commented:

“We started DataSeeds by asking how assets and capabilities already inside Zedge could address a growing need among AI companies. As we have executed projects and spent more time with customers and others across the AI ecosystem, our view of the opportunity has expanded considerably.

“The additional capital and Morris’ experience give us the ability to build faster on the foundation we have established. I look forward to continuing to work with Morris, Mishi, Howard and the team as we expand DataSeeds while continuing to invest in and grow the businesses that helped create this opportunity.”

Capital to Accelerate Growth

The approximately $7.5 million direct investment will be led by Howard Jonas, who is expected to materially increase his ownership in Zedge, with participation from Board Member Elliott Gibber and another Company insider. The investment, which is expected to close within 10 days of the announcement, will be structured as follows:

●	Purchase price: the higher of the closing price of Zedge’s Class B common stock on the trading day immediately preceding the announcement and the closing price on the trading day immediately preceding funding

●	Warrant coverage: 90%

●	Warrant term: five years

●	Warrant Exercise price: 110% of the purchase price

●	Exercisability: warrants will not be exercisable until both stockholder approval has been obtained and six months have elapsed from issuance

●	Trading: the warrants will not be listed for trading

The Company will not pay investment banking or placement agent fees in connection with the investment and expects transaction costs to be minimal.

Use of Proceeds: The additional capital is intended to accelerate DataSeeds’ growth and broaden its capabilities while maintaining Zedge’s financial flexibility and continuing to support opportunities across its existing businesses. Planned areas of investment include recruiting experienced industry talent, expanding technology and infrastructure and acquiring or licensing specialized datasets where appropriate. Zedge may also evaluate selective acquisitions or acqui-hires that can add capabilities, expertise or industry relationships.

The Company intends to continue paying its quarterly cash dividend. In connection with the investment, Zedge has suspended purchases under its existing share repurchase program, and will consider resuming buyback activity when circumstances warrant.

Zedge’s Existing Businesses Remain Core to the Strategy

Zedge Marketplace will remain a core business and profit and cash flow generator. In the third quarter of fiscal 2026, Zedge generated $1.2 million of free cash flow, up 55% year over year, and ended the quarter with $19.7 million of cash and no debt. The Company expects cash generated by its existing businesses to continue funding DataSeeds, its product innovation program and other capital allocation priorities.

Zedge’s existing businesses already contribute directly to DataSeeds. Its creator communities provide contributors for custom data production, while the Company’s experience in mobile applications, onboarding, user engagement, payments and managing large creator communities has been incorporated into the DataSeeds operating model. GuruShots helped provide the initial foundation for DataSeeds through its photography community and content assets.

Zedge also plans to continue its product innovation strategy, which is designed to identify, test and scale new consumer products using a disciplined, KPI based development framework. New products are being developed with the expectation that, in addition to creating standalone value, they can also expand the communities, content or capabilities available to DataSeeds.

About Zedge

Zedge builds and operates creator communities that serve 20 million monthly active users across its platforms. Zedge Marketplace, its flagship platform, is a leading marketplace for mobile personalization content and a core profit and cash flow generator. DataSeeds.AI is Zedge’s B2B AI data business, providing managed, multimodal data creation and related services for AI developers and enterprises. DataSeeds draws on Zedge’s proprietary creator communities, including Zedge Marketplace contributors and the GuruShots photography community, as well as broader crowdsourcing and a network of production partners to deliver rights-cleared data built to customer specifications.

For more information, visit: investor.zedge.net

Follow us on X: @Zedge

Follow us on LinkedIn

Forward-Looking Statements

All statements above that are not purely about historical facts, including, but not limited to, those in which we use the words “believe,” “anticipate,” “expect,” “plan,” “intend,” “estimate,” “target” and similar expressions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. While these forward-looking statements represent our current judgment of what may happen in the future, actual results may differ materially from the results expressed or implied by these statements due to numerous important factors. Our filings with the SEC provide detailed information on such statements and risks and should be consulted along with this release. To the extent permitted under applicable law, we assume no obligation to update any forward-looking statements.

Contact:

Brian Siegel, IRC, MBA

Senior Managing Director

Hayden IR

(346) 396-8696

brian@haydenir.com

ir@zedge.net

4